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                                                                     EXHIBIT 5.1

                       [DAVIS POLK & WARDWELL LETTERHEAD]

                                                                 October 3, 1997

Science Applications International Corporation
10260 Campus Point Drive
San Diego, California 92121

Ladies and Gentlemen:

     We have acted as special counsel to you, Science Applications International Corporation (the "Company"), in connection with the registration of the Company's debt securities (the "Securities") from which the Company will receive up to an aggregate of $300,000,000, for issuance from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"). We advise that in our opinion the Company has full power and authority under the laws of Delaware, the State of the Company's incorporation, and under the Company's Restated Certificate of Incorporation to borrow the money and to contract the indebtedness to be evidenced by the said Securities.

     It is our further opinion that when the Indenture, between the Company and The Chase Manhattan Bank (the "Indenture"), has been duly authorized, executed and delivered and the Securities, as provided in the Indenture, have been duly authorized, executed and authenticated, issued and paid for, the Securities will be valid and legally binding obligations of the Company in accordance with, and subject to, the terms thereof and of the Indenture.

     We hereby consent to the use of the foregoing opinion as Exhibit 5.1 of the Company's Registration Statement filed with the United States Securities and Exchange Commission under the Securities Act, with respect to the above mentioned Securities and to the use of our name in such Registration Statement and in the related Prospectus Supplement(s) under the heading "Legal Opinions".

                                     Very truly yours,

                                     /s/ Davis Polk & Wardwell